Exhibit 99.1

FOR IMMEDIATE RELEASE

Dendrite Updates First Half Outlook

Quarter 4, 2004 Delayed Customer Agreements Closed

Accounting Charge in Quarter 1 Largely for Surplus Offices Vacated

Bedminster, NJ, April 5, 2005 – Dendrite International, Inc. (NASDAQ: DRTE) today announced that in Q1 it signed several important customer agreements, which had been delayed from the previous quarter, including:

•                  A license and multi-year service agreement with Sanofi-Aventis for their new enlarged U.S. sales force;

•                  Dendrite’s first deployment of WebforceTM  for a U.S. Contract Sales Organization;

•                  A large software license agreement in Japan for a major U.S.-based pharmaceutical company;

•                  The execution of its first agreement to implement its next generation sales effectiveness suite

The Company also announced that it has commenced work on several substantial projects related to a major field reorganization by an important customer.

The Company pointed out, however, that due to the timing of these agreements, its first quarter results would be lower than previously expected.

Dendrite further stated that, having recently completed several acquisitions, it had reviewed its global real estate portfolio and identified an opportunity to consolidate its facilities and operations around the world.  Consequently, the Company is taking a charge to earnings of approximately $9-$10 million in the first quarter, or approximately $0.13 to $0.14 per diluted share. The majority of the charge relates to surplus facilities, but also includes severance associated with the Company’s review of its U.S. and European management structure. Full year operating costs are expected to be reduced by approximately $3-$3.5 million as a result of these actions.

The Company’s 2005 first half outlook is expected to recapture the majority of the delayed first quarter revenue, with adjusted EPS currently expected to be in the range of $0.36- $0.38 and

April 6, 2005

GAAP EPS in the range of $0.20-$0.23 including the first quarter charges and acquisition related intangible asset amortization expense of approximately $0.02 per diluted share, with revenue at $211 to $215 million.

Preliminary first quarter revenue is currently expected to be in the range of $99 to $100 million and adjusted earnings to be in the range of $0.11 to $0.13 cents per share. GAAP EPS, which includes amortization expense pertaining to acquisition-related intangibles of approximately $0.01 per diluted share and the charges related to the consolidation efforts mentioned above, is expected to be between ($0.04) and ($0.01) per diluted share.

Dendrite is maintaining its full-year business outlook of low double-digit revenue growth, excluding any 2005 acquisitions, and adjusted EPS growth of more than 25% versus prior year. GAAP EPS will be reduced by the charges previously discussed, as well as acquisition-related intangible amortization expense of approximately $0.04 per diluted share.

The Company expects to provide a further update on its outlook and first quarter results on its Q1 earnings call currently scheduled for April 28, 2005.

About Dendrite

Founded in 1986, Dendrite International (NASDAQ: DRTE) provides diversified sales, marketing, clinical and compliance solutions to the global life sciences and pharmaceutical industry. With clients in more than 50 countries, including the world’s top 20 pharmaceutical companies, Dendrite strives to be the first source for expert promotional and sales effectiveness solutions. For more information, please visit www.dendrite.com.

Investor Relations Inquiries

Christine Croft

(908) 443-4265

christine.croft@Dendrite.com

Note: Dendrite is a registered trademark of Dendrite International, Inc.

This document may contain forward-looking statements that may be identified by such forward-looking terminology as “expect,” “believe,” “anticipate,” “will,” “intend,” “plan,” “target,” “outlook,” “guidance,” and similar statements or variations. Such forward-looking statements are based on our current expectations, estimates, assumptions and projections and involve significant risks and uncertainties, including risks which may result from our dependence on the pharmaceutical industry; fluctuations in quarterly revenues due to lengthy sales and implementation cycles for certain of our solutions; our fixed expenses in relation to fluctuating revenues and variations in customers’ budget cycles; dependence on certain major customers; changes in demand for our products and services attributable to any weakness experienced in the economy or mergers, acquisitions and consolidations in the pharmaceutical industry; successful and timely development and introduction of new products and versions; rapid technological changes; increased competition; international operations; integrating the entities we acquire; our ability to effectively manage our growth; the protection of our proprietary technology; our ability to compete in the Internet-related products and services market; the continued demand for Internet-related products and services; the ability of our third party vendors to respond to technological change; our ability to maintain our relationships with third-party vendors; less favorable than anticipated results from strategic relationships; dependence of data solutions on strategic relationships; events which may affect the U.S. and world economies; and catastrophic events which could negatively affect our information technology infrastructure. Other important factors that should be reviewed and carefully considered are included in the Company’s 10-K, 10-Qs, and other reports filed with the SEC. Actual results may differ materially. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or other changes affecting such forward-looking statements.

1405/1425 ROUTE 206 SOUTH • BEDMINSTER, NJ • 07921

P: 908.443.2000 • F: 908.443.2100